Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of W. P. Carey Inc. of our report dated February 24, 2022 relating to the financial statements and financial statement schedules of Corporate Property Associates 18 – Global Incorporated (“CPA:18 – Global”), which appears in CPA:18 – Global’s Annual Report on Form 10-K for the year ended December 31, 2021. We also consent to the references to us under the headings “Experts” and “Prospective Financial Information” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
New York, New York
April 4, 2022